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                                                          EXHIBIT 10.162

                                                          EXECUTION COPY




                     ASSIGNMENT AND ACCEPTANCE AGREEMENT


            This ASSIGNMENT AND ACCEPTANCE AGREEMENT ("Agreement") is made as of this 18th day of April, 1997, by and between WQED Pittsburgh ("QED"), a Pennsylvania nonprofit corporation, and Paxson Communications of Pittsburgh-40, Inc. ("Buyer"), a Florida corporation. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Asset Exchange Agreement dated May 23, 1996, by and between QED and Cornerstone TeleVision, Inc. ("Cornerstone"), as amended by the Amendment to Asset Exchange Agreement executed contemporaneously herewith by QED and Cornerstone (together, the "Exchange Agreement"), which is attached hereto as Exhibit A to this Agreement.


                                  RECITALS

         WHEREAS, pursuant to the Exchange Agreement, QED has the right to exchange the WQEX Assets for the Channel 40 Assets, and contemporaneous with the exchange, pursuant to an assignment of certain of QED's rights under the Exchange Agreement, to cause the transfer and assignment of the Channel 40 Assets to a Third Party Buyer directly from Cornerstone, such transaction constituting the Third Party Sale;

         THEREFORE, the foregoing premises considered, the parties, intending to be legally bound, for good and valuable consideration including the mutual promises contained herein, the receipt and sufficiency of which are hereby acknowledged, do hereby agree to proceed with the Third Party Sale as follows:

                                  ARTICLE 1
                                 ASSIGNMENT

         QED hereby selects Buyer as the Third Party Buyer for the Channel 40 Assets in accordance with Article 5 of the Exchange Agreement. Subject to fulfillment of Buyer's obligations and undertakings hereunder, QED hereby assigns, transfers and conveys to Buyer all of its rights, interests, and remedies relating to the acquisition of the Channel 40 Assets under the Exchange Agreement, including the benefit of all representations, warranties, covenants, deliveries, indemnities and other obligations of Cornerstone thereunder relating





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to the purchase and sale of the Channel 40 Assets.  Cornerstone's consent thereto shall be evidenced by the Consent and Assignment Agreement in the form attached hereto as Exhibit B, executed copies of which have been delivered to QED and Buyer on the date hereof (the "Consent and Assignment Agreement").

                                  ARTICLE 2
                                   ASSETS

         2.1. CLOSING. Subject to the terms, conditions and limitations in the Exchange Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") shall occur simultaneously with, and contingent on, the closing of the sale of the WQEX Assets from QED to Cornerstone on such date and at such place as QED, Cornerstone and Buyer mutually agree pursuant to
Section 1.1 of the Exchange Agreement, provided that the QED Closing Conditions and the Buyer Closing Conditions, as hereinafter defined, shall have been fulfilled or waived by the party entitled to waive such condition.

         2.2. CHANNEL 40 ASSETS. Subject to the terms, conditions and limitations in the Exchange Agreement, at the Closing, simultaneous with and contingent on the assignment of the WQEX Assets from QED to Cornerstone, Cornerstone shall assign, transfer and convey to Buyer, and Buyer shall acquire from Cornerstone, the Channel 40 Assets, and no others.

         In addition, simultaneously herewith Buyer and Cornerstone are entering into the Development Agreement substantially in the form of Exhibit C to this Agreement.

         In accordance with the Exchange Agreement, the Channel 40 Assets shall be transferred by Cornerstone to Buyer in "as is, where is" condition free and clear of all debts, liens, security interests, pledges, mortgages, trusts, claims, liabilities and encumbrances of any nature whatsoever.

                                  ARTICLE 3
                                CONSIDERATION

         3.1. PURCHASE PRICE. The aggregate purchase price for the Channel 40 Assets shall be $35,000,000 (the "Purchase Price"), which shall be the total consideration for the Channel 40 Assets. Simultaneous with the execution of this Agreement, the parties hereto shall enter into an escrow agreement (the "WQED Escrow Agreement"), attached hereto as Exhibit D-1, pursuant to which, subject to satisfaction of the condition set forth in Section 18.1(a) hereof





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and in the manner provided in Section 18.1(b) hereof, Buyer shall place the sum of $1,750,000 (the "WQED Escrow Deposit") in escrow with First Union National Bank of Florida as escrow agent (the "Escrow Agent"), and Buyer and Cornerstone shall enter into an escrow agreement (the "Cornerstone Escrow Agreement"), attached hereto as Exhibit D-2, pursuant to which, subject to satisfaction of the condition set forth in Section 18.1(a) hereof and in the manner provided in
Section 18.1(b) hereof, Buyer shall place the sum of $1,750,000 (the "Cornerstone Escrow Deposit") in escrow with the Escrow Agent. At the Closing, Buyer shall deliver $35,000,000 by wire transfer in immediately available funds, to be allocated between QED and Cornerstone in the manner set forth at
Section 2.2(b) of the Exchange Agreement pursuant to joint instructions executed by QED and Cornerstone and delivered to Buyer at least two business days prior to the Closing Date. At Buyer's election, QED and Buyer shall jointly instruct the Escrow Agent to deliver the WQED Escrow Deposit to QED or Cornerstone at the Closing as a credit toward the payment of the Purchase
Price, and to deliver all interest earned thereon to Buyer, and Cornerstone and Buyer shall jointly instruct the Escrow Agent to deliver the Cornerstone Escrow Deposit to QED or Cornerstone at the Closing as a credit toward the payment of the Purchase Price, and to deliver all interest earned thereon to Buyer.

         3.2.   TRANSFER TAXES.   Any sales, transfer or other taxes and fees
arising by reason of Buyer's acquisition of the Channel 40 Assets as contemplated hereby shall be borne exclusively by Buyer. Buyer shall have no liability for any past due or delinquent taxes owing by either QED or Cornerstone.

         3.3. PURCHASE PRICE ALLOCATION. Buyer and QED agree, and Buyer and QED agree to use their commercially reasonable efforts to obtain Cornerstone's agreement, to allocate the Purchase Price for tax and recording purposes in accordance with an appraisal to be conducted by Broadcast Investments Analysts, Inc. ("BIA"). Buyer shall be responsible for all fees payable to BIA in connection with such appraisal.

                                  ARTICLE 4
             ACCEPTANCE OF RIGHTS AND ASSUMPTION OF OBLIGATIONS

         Subject to fulfillment of QED's obligations and undertakings hereunder, Buyer accepts the assignment described in this Agreement and shall assume all obligations, and be entitled to exercise all rights, of QED under the Exchange Agreement relating to the acquisition of the Channel 40 Assets. Except as provided in the preceding sentence, as otherwise explicitly contemplated by this Agreement, as required by the FCC, or as otherwise required by law, Buyer shall not be required to assume any liabilities of QED or





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Cornerstone of any nature in connection with the transactions contemplated hereunder. Nothing contained in this Agreement or in the Consent and Assignment Agreement shall relieve QED of its obligations and liabilities under the Exchange Agreement.

                                  ARTICLE 5
                              REQUIRED CONSENTS

         5.1. FCC APPLICATIONS. The assignment of the Channel 40 Licenses listed in Schedule 1.3(a) of the Exchange Agreement as contemplated by this Agreement and by the Exchange Agreement is subject to, among other things, the consent and approval of the FCC. Within fifteen (15) days following the execution of this Agreement, QED and Buyer shall cooperate to cause the filing of their respective FCC Exchange Applications contemplated by Section 4.1 of the Exchange Agreement (collectively, the "FCC Applications"). QED and Buyer thereafter shall prosecute and cooperate fully with each other in the prosecution of their respective FCC Applications in accordance with the provisions set forth in Section 4.1 of the Exchange Agreement as the same are applicable to QED and Buyer.

         5.2. OTHER GOVERNMENTAL CONSENTS. Within 15 days following the execution of this Agreement, QED and Buyer shall prepare and file with the appropriate governmental authorities any other requests for approval or waiver that are required from such governmental authorities in connection with this Agreement and the Exchange Agreement, including such consents listed on
Schedule 4.2 to the Exchange Agreement, and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers.

                                  ARTICLE 6
                    REPRESENTATIONS AND WARRANTIES OF QED

         QED represents and warrants to Buyer as follows:

         6.1. ORGANIZATION AND STANDING. QED is a corporation duly organized, validly existing and in good standing under the Nonprofit Corporation Law of the Commonwealth of Pennsylvania.

         6.2. AUTHORIZATION AND BINDING OBLIGATION. QED has all necessary power and authority to enter into and perform this Agreement and the Exchange Agreement and the transactions contemplated by this Agreement and the Exchange Agreement. Except as





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provided in Section 18.1(a) hereof, QED's execution, delivery and performance of this Agreement and the Exchange Agreement have been duly and validly authorized by all necessary corporate action on its part. Subject to satisfaction of the condition set forth at Section 18.1(a) hereof, this Agreement and the Exchange Agreement have been duly executed and delivered by QED and constitute its valid and binding obligation, enforceable in accordance with their respective terms, except as limited by laws affecting creditors' rights or equitable principles generally.

         6.3. ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED CONSENTS. Except as set forth in Article 5 with respect to FCC and other governmental consents, and except for receipt of the consent of QED's Board of Trustees as contemplated by Section 18.1(a) hereof, the execution, delivery and performance of this Agreement and the Exchange Agreement and the consummation of the transactions contemplated hereby and thereby by QED: (a) do not and will not require the consent, approval, authorization or other action by, or filing with or notification to, any third party or governmental authority other than QED's senior lender Mellon Bank, N.A.; (b) do not and will not violate any provisions of QED's articles of incorporation or bylaws; (c) do not and will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which QED is a party, or by which it or the WQEX Assets are bound; and (d) do not and will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under any contract, agreement, instrument, license or permit to which QED or the WQEX Assets are subject. QED has (i) obtained the consent of its senior lender Mellon Bank, N.A. to the execution, delivery and performance of this Agreement and the Exchange Agreement and the consummation of the transactions contemplated hereby and thereby, and delivered a copy of such consent to Buyer and Cornerstone; (ii) obtained all consents from Cornerstone required by the terms of the Exchange Agreement as a result of the transactions contemplated by this Agreement, evidenced by the Consent and Assignment Agreement; and (iii) provided Buyer with written evidence that Cornerstone's Board of Directors has approved the delivery of the Consent and Assignment Agreement.

         6.4. ABSENCE OF LITIGATION. Except as set forth in Schedule 6.4 hereto, there is no claim, litigation, proceeding or investigation pending or, to the best of QED's knowledge, threatened against QED which seeks to enjoin or prohibit, or which otherwise questions the validity of, any action taken or to be taken in connection with this Agreement.





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         6.5.   EXCHANGE AGREEMENT.  QED has furnished a true and correct copy of the Exchange Agreement to Buyer and all amendments, modifications and waivers relating thereto.

         6.6. DISCLAIMER. Except as set forth in this Article 6, QED makes no representations or warranties to Buyer.

                                  ARTICLE 7
                   REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to QED as follows:

         7.1. ORGANIZATION AND STANDING. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has all necessary corporate power and authority to own, lease and operate the Channel 40 Assets.

         7.2. AUTHORIZATION AND BINDING OBLIGATION. Buyer has all necessary power and authority to enter into and perform this Agreement and the transactions contemplated by this Agreement, and Buyer's execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary corporate action on its part. This Agreement has been duly executed and delivered by Buyer and, subject to satisfaction of the condition set forth at Section 18.1(a) hereof, constitutes its valid and binding obligation, enforceable in accordance with its terms, except as limited by laws affecting creditors' rights or equitable principles generally.

         7.3. FCC QUALIFICATIONS. To the best of Buyer's knowledge after reasonable inquiry, there are no facts which, under the Communications Laws, could reasonably be expected to disqualify Buyer as assignee of the Channel 40 Licenses, and Buyer is able to and will certify on FCC Form 314 to its financial qualifications.

         7.4. ABSENCE OF CONFLICTING AGREEMENTS OR REQUIRED CONSENTS. Except as set forth in Article 5 with respect to FCC and other governmental consents, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer: (a) do not and will not require the consent, approval, authorization or other action by, or filing with or notification to, any third party or governmental authority; (b) do not and will not violate any provisions of Buyer's articles of incorporation or bylaws;
(c) do not and will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which Buyer





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is a party, or by which it is bound; and (d) do not and will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under any contract, agreement, instrument, license or permit to which it is now subject.

         7.5. ABSENCE OF LITIGATION. Except as set forth in Schedule 6.4 hereto, there is no claim, litigation, proceeding or investigation pending or, to the best of Buyer's knowledge, threatened against Buyer which seeks to enjoin or prohibit, or which otherwise questions the validity of, any action taken or to be taken in connection with this Agreement.

         7.6. FINANCIAL QUALIFICATION. Buyer is and shall be at the Closing financially qualified to meet all terms, conditions and undertakings contemplated by this Agreement.

         7.7. DISCLAIMER. Except as set forth in this Article 7, Buyer makes no representations or warranties to any party.

                                  ARTICLE 8
      REPRESENTATIONS AND WARRANTIES WITH RESPECT TO CHANNEL 40 ASSETS

         QED makes no representations or warranties with respect to the Channel 40 Assets, except as expressly set forth in this Agreement.

                                  ARTICLE 9
                               JOINT COVENANTS

         9.1. NO INCONSISTENT ACTION. Neither Buyer nor QED shall take any action inconsistent with its obligations under this Agreement, or inconsistent with the terms and conditions of this Agreement, including any such action that would hinder, delay or interfere with the consummation of the transactions contemplated by this Agreement.

         9.2. NOTIFICATION. Buyer and QED shall each notify the other and Cornerstone of any material litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened which challenges the transactions contemplated by this Agreement and the Exchange Agreement or adversely affects the Channel 40 Assets, including any challenges to any FCC application contemplated hereby or thereby, and shall take such steps as may reasonably be necessary to remove any such impediment to the transactions contemplated by this Agreement.





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                                 ARTICLE 10
                        ADDITIONAL COVENANT OF BUYER

         Buyer shall cooperate with QED in the formulation and implementation of an engineering plan of transition that will protect the broadcast operations of Cornerstone from interruption for a period of no longer than six (6) hours as a consequence of the transition contemplated by the Exchange Agreement, which interruptions shall occur at times of minimum viewership.

                                 ARTICLE 11
                         ADDITIONAL COVENANT OF QED

         QED shall perform such of its obligations under the Exchange Agreement as are not assigned herein to Buyer in accordance with the terms thereof, including the obligations set forth in Section 2.2 of the Exchange Agreement. Except with the prior written consent of Buyer (which consent shall not be unreasonably withheld), QED will not (a) amend or modify in any manner any term or condition of the Exchange Agreement or give any consent, waiver or approval thereunder or waive any default under any term or condition of the Exchange Agreement, or (b) take any other action in connection with the Exchange Agreement that would impair in any material respect, in the case of (a) or (b) above, the value of the interests or rights of Buyer under the Exchange Agreement or this Agreement.

                                 ARTICLE 12
              CONDITIONS PRECEDENT TO QED'S OBLIGATION TO CLOSE

         The obligations of QED hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions (the "QED Closing Conditions"):

         12.1.  REPRESENTATIONS, WARRANTIES AND COVENANTS.

                (a) All representations and warranties of Buyer made in this Agreement shall be true and complete in all material respects on and as of the Closing Date as if made on and as of that date.

                (b) All of the terms, covenants and conditions to be complied with and performed by Buyer under this Agreement and the Exchange Agreement on or prior to the Closing Date shall have been complied with or performed in all material respects.





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         12.2.  GOVERNMENTAL CONSENTS.  The FCC consents to the FCC
Applications shall each have become a Final Order as defined at Section 11.2 of the Exchange Agreement without conditions materially adverse to QED, and all other governmental consents referred to in Section 5.2 hereof shall have been obtained.

         12.3. CLOSING DELIVERIES OF BUYER. Buyer shall have made or stand willing to make the following deliveries, in form and substance reasonably satisfactory to QED:

                (a)  the Purchase Price, in the amount and manner provided in
Section 3.1 hereof;

                (b) a certificate of an officer of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to QED, certifying to the fulfillment of the conditions set forth in Section 12.1(a) and (b) hereof;

                (c) resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Exchange Agreement, certified by the secretary of Buyer; and

                (d) such other documents as may reasonably be requested by QED's counsel, including documents to enable QED to fulfill its obligations under Section 12.6 of the Exchange Agreement.

                                 ARTICLE 13
             CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

         The obligations of Buyer hereunder and under the Exchange Agreement are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions (the "Buyer Closing Conditions"):

         13.1.  REPRESENTATIONS, WARRANTIES AND COVENANTS.

                (a) All representations and warranties of QED made in this Agreement shall be true and complete in all material respects on and as of the Closing Date as if made on and as of that date.





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                (b)  All of the terms, covenants and conditions to be complied with and performed by QED under this Agreement and the Exchange Agreement on or prior to the Closing Date shall have been complied with or performed in all material respects.

         13.2. GOVERNMENTAL CONSENTS. The FCC consents to the FCC Applications shall each have become a Final Order as defined at Section 11.2 of the Exchange Agreement without conditions materially adverse to Buyer, and all other governmental consents referred to in Section 5.2 hereof shall have been obtained.

         13.3. TOWER LEASE. Cornerstone and Buyer shall have entered into a Lease Agreement substantially in the form of either Exhibit B to the Exchange Agreement, as amended, or Annex 1 to the Development Agreement, whichever is appropriate.

         13.4.  DELIVERIES.

                (a) Cornerstone shall have made or stand willing to make all the deliveries required under Section 13.1 of the Exchange Agreement directly to Buyer, and such deliveries are in form and substance reasonably satisfactory to Buyer.

                (b) QED shall have made or stand willing to make the following deliveries:

                          (i)  a certificate of an officer of QED, dated the
Closing Date, in form and substance reasonably satisfactory to Buyer, certifying to the fulfillment of the conditions set forth in Sections 13.1 and
13.2 hereof;

                          (ii)  resolutions of the board of trustees of QED,
authorizing the execution, delivery and performance of this Agreement and the Exchange Agreement, certified by the secretary of QED; and

                          (iii)  such other documents as may reasonably be
requested by Buyer's counsel.

         13.5. OTHER AGREEMENTS. QED shall stand ready to enter into the following additional agreements, which agreements, and the consideration payable to QED thereunder, shall be separate and apart from, and not constitute consideration for, this Agreement or the acquisition of the Channel 40 Assets:

                (a) a lease agreement between QED and Buyer providing Buyer with the lease of approximately 4,000 square feet of office and studio space at QED's office and studio





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facilities at 4802 Fifth Avenue, Pittsburgh, and appropriate space on the premises for a microwave dish and a satellite receive dish of such weight and size as can be accommodated on the existing roof or site without modification thereof (together with shared use of QED's standby generator), for a 25-year term at prevailing market rates (all such payments shall be considered separate and distinct from, and not included within, either Gross Proceeds or Net Proceeds as defined in Section 2.2 of the Exchange Agreement), which lease agreement shall be in the form of Exhibit E hereto; and

                (b) a three-year agreement between QED and Buyer whereby QED will provide Buyer, and Buyer agrees to broadcast, up to five hours per week of public affairs and children's core programming as defined by the FCC and meeting FCC requirements (any payments made by Buyer to QED as may be agreed upon by QED and Buyer in connection with the provision of such programming shall be considered separate and distinct from, and not included within, either Gross Proceeds or Net Proceeds as defined in Section 2.2 of the Exchange Agreement), which agreement shall be in the form of Exhibit F hereto; provided, however, that QED shall have the option to terminate the obligation to enter into the agreement described in this Section 13.5(b) by providing written notice of such termination to Buyer at least thirty (30) days prior to the Closing Date.

                                 ARTICLE 14
                     BROKER'S COMMISSION OR FINDER'S FEE

         The parties hereto represent and warrant to each other that neither of them, nor any person or entity acting on their behalf, has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity other than the fee payable to Richard A. Foreman Associates, Inc., which was engaged by QED, nor have they or any person or entity acting on their behalf taken any other action on which a claim for any such payment could be based. The parties hereto further agree to indemnify and hold each other harmless from and against any and all claims, losses, liabilities and expenses (including reasonable attorneys' fees) arising out of a claim by any person or entity based on any such arrangement or agreement made or alleged to have been made by either QED or Buyer. QED is and shall be solely responsible for any fees of Richard A. Foreman Associates, Inc.





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                                 ARTICLE 15
                             TERMINATION RIGHTS

         15.1.  TERMINATION.

         This Agreement may be terminated by QED or Buyer so long as the party seeking to terminate is not in material default or breach of this Agreement, upon written notice to the other upon the occurrence of any of the following:

                (a) if, on or before the Closing Date, the other party defaults in any material respect in the observance or in the due and timely performance of any of its covenants, agreements or obligations contained herein and fails to cure such default within ten (10) business days following receipt of written notice thereof by the non- defaulting party;

                (b) if the FCC denies one or both of the FCC Applications or designates one or both of them for an evidentiary hearing;

                (c) if there shall be in effect any final judgment, decree or order that would prevent or make unlawful the Closing;

                (d)  if the Closing has not occurred by December 31, 1998; or

                (e) if the Board of Trustees of QED shall have failed to duly authorize the execution, delivery and performance by QED of this Agreement and the Exchange Agreement (the "QED Consent") within thirty (30) days of the date hereof.

         15.2. BY BUYER. In addition to its rights set forth in Section 15.1, this Agreement may be terminated by Buyer so long as Buyer is not in material default or breach of this Agreement, upon written notice to QED, (a) if QED shall have failed to deliver to Buyer, within thirty (30) days of the date hereof, evidence of the QED Consent duly certified by the Secretary of QED in form and substance reasonably satisfactory to Buyer (the "Certified Consent"), and (b) upon any termination of the Exchange Agreement in accordance with its terms. If Buyer terminates this Agreement pursuant to Section 15.1 or 15.2 hereof, Buyer shall have no further obligation or liability hereunder or under the Exchange Agreement, except as provided in Section 15.3 hereof.





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         15.3.  LIABILITY.  The termination of this Agreement under Sections
15.1 or 15.2 hereof shall not relieve any party of any liability for material breach of this Agreement or the Exchange Agreement prior to the date of termination.

         15.4. ESCROW DEPOSITS. If this Agreement is terminated by either party pursuant to this Article 15 and Buyer is not in material breach of this Agreement, all amounts held by the Escrow Agent pursuant to the WQED Escrow Agreement and the Cornerstone Escrow Agreement, including any interest or other proceeds from the investment of funds held by the Escrow Agent, shall be disbursed to or at the direction of Buyer.

                                 ARTICLE 16
                               INDEMNIFICATION

         16.1. INDEMNIFICATION BY MISPERFORMING OR NONPERFORMING PARTY. Notwithstanding the Closing, QED and Buyer hereby agree to indemnify, defend and hold the other harmless against and with respect to, and shall reimburse the other for:

                (a) Any and all losses, liabilities, or damages resulting from any untrue representation, breach of warranty, or nonfulfillment of any covenant or obligation by such misperforming or nonperforming party contained herein or in the Exchange Agreement or in any certificate, document or instrument delivered to the other party hereunder or thereunder;

                (b) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity; and

                (c) Interest at the Prime Rate on any reimbursable expense or loss incurred by the indemnified party from the date of payment until the date of reimbursement by the indemnifying party.

         16.2. PROCEDURE FOR INDEMNIFICATION. The procedure for indemnification shall be as follows:

                (a) The party seeking indemnification under this Article 16 (the "Indemnified Party") shall give notice to the party from whom indemnification is sought (the "Indemnitor") of any claim, whether solely between the parties or brought by a third party,





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                                     14

specifying (i) the factual basis for the claim, and (ii) the amount of the claim or the Indemnified Party's reasonable estimate thereof, as set forth in a certificate executed by an officer of the Indemnified Party. If the claim relates to an action, suit or proceeding filed by a third party against the Indemnified Party, notice shall be given by the Indemnified Party within fifteen (15) business days after written notice of the action, suit or proceeding was given to the Indemnified Party. In all other circumstances, notice shall be given by the Indemnified Party within thirty (30) business days after the Indemnified Party becomes, or should have become, aware of the facts giving rise to the claim. Notwithstanding the foregoing, the Indemnified Party's failure to give Indemnitor timely notice shall not preclude the Indemnified Party from seeking indemnification from Indemnitor except to the extent that the Indemnified Party's failure has materially prejudiced Indemnitor's ability to defend the claim or litigation.

                (b) With respect to any claim by a third party as to which the Indemnified Party is entitled to indemnification hereunder, the Indemnitor shall have the right at its own expense to participate in or assume control of the defense of the claim, and the Indemnified Party shall cooperate fully with the Indemnitor. If the Indemnitor elects to assume control of the defense of any third-party claim, the Indemnified Party shall have the right to participate in the defense of the claim at its own expense. The Indemnitor shall not settle or compromise any third-party claim for which the Indemnified Party seeks indemnification in respect of an indemnifiable claim hereunder, or consent to entry of any judgment in litigation arising from such a claim, without obtaining from the third party claimant a release of the Indemnified Party from all liability in respect of such claim or litigation.

                (c) If the Indemnitor does not elect to assume control or otherwise participate in the defense of any third party claim or does not assume control promptly upon notice thereof, the Indemnified Party may, but shall have no obligation to, defend or settle such claim or litigation in such manner as it deems appropriate, and in any event Indemnitor shall be bound by the results obtained by the Indemnified Party with respect to the claim (by default or otherwise) and shall promptly reimburse the Indemnified Party for the amount of all losses, liabilities, claims and expenses (including the amount of any judgment rendered), legal or otherwise, incurred in connection with such claim or litigation. The Indemnitor shall be subrogated to all rights of the Indemnified Party against any third party with respect to any claim for which indemnity was paid.

         16.3. LIMITATIONS. Neither party shall be required to indemnify the other party under this Article 16 for any breach of any representation or warranty contained in this Agreement unless written notice of a claim under this Article 16 was received by the party within the pertinent survival period specified in Article 17 of this Agreement.

                                 ARTICLE 17
                             REMEDIES; SURVIVAL

         17.1.  REMEDIES.

                (a) In the event of material breach of this Agreement, the non-defaulting party shall be entitled to obtain specific performance of the terms of this Agreement, subject, however, to the termination rights specified in Article 15 hereof. In any action to specifically enforce the provisions of this Agreement, the defaulting party shall waive the defense that there is an adequate remedy at law or equity and shall agree that the non-defaulting party shall have the right to obtain specific performance of the terms of this Agreement without being required to prove actual damages, post bond or furnish other security. In addition, the non-defaulting party shall be entitled to obtain from the defaulting party court costs and reasonable attorneys' fees incurred by it in enforcing its rights hereunder if it substantially prevails in its claim.

                (b) If the transactions contemplated by this Agreement are not consummated as a result of Buyer's material breach and QED is not also in material breach hereunder, QED, at its option, in lieu of obtaining specific performance under Section 17.1(a) hereof, shall be entitled to payment of the WQED Escrow Deposit in the amount of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) and all interest earned thereon, as liquidated damages and as QED's exclusive remedy in settlement of any damages of any nature or kind that QED may suffer or allege to suffer as a result thereof. It is understood and agreed that the amount of liquidated damages represents Buyer's and QED's reasonable estimate of actual damages and does not constitute a penalty.

         17.2. SURVIVAL. Survival of the representations, warranties, covenants, indemnities and agreements contained in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement shall be governed at all times by the provisions set forth in Article 17 of the Exchange Agreement. Any investigation by or on behalf of any party hereto shall not constitute a waiver as to enforcement of any representation, warranty, covenant or agreement contained herein.

                                 ARTICLE 18
                              OTHER PROVISIONS

         18.1.  CONDITION TO THE OBLIGATIONS OF QED AND BUYER.

                (a) The parties have executed this Agreement subject to the subsequent approval by QED's Board of Trustees of the execution, delivery and performance hereof and of the Exchange Agreement, and to the delivery by QED to Buyer and Cornerstone of the Certified Consent. If QED determines that it is necessary or advisable to hold a public meeting in connection with the approval by the QED Board of Trustees of such execution, delivery and performance, such public meeting shall be held as soon as practicable following the date hereof. Subject to the parties' rights under Article 15 hereof, QED shall seek to obtain such consent and deliver to Buyer and Cornerstone the Certified Consent as soon as practicable following the public meeting. Upon the delivery to Buyer of the Certified Consent, the condition to the obligations of QED and Buyer set forth in this Section 18.1(a) shall be deemed satisfied for all purposes under this Agreement, and QED shall not be permitted to rescind or revoke the QED Consent or deny or repudiate the satisfaction of such condition for any reason whatsoever.

                (b) Buyer shall not be required to place the WQED Escrow Deposit or the Cornerstone Escrow Deposit in escrow with the Escrow Agent until the second business day following delivery to Buyer of the Certified Consent.

                (c) From the date hereof until termination of this Agreement in accordance with the terms of Article 15 hereof, neither QED, any affiliate of QED nor any principal, officer, trustee, employee, representative or agent of QED or of any affiliate of QED shall directly or indirectly (a) solicit, initiate, encourage or respond in any substantive manner to any proposal or offer from any person relating to any acquisition or purchase of all or any substantial amount of the WQEX Assets, or any equity interest in station WQEX, or any other transaction that is materially inconsistent with the terms of this Agreement or the Exchange Agreement, or (b) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any person to do or seek any of the foregoing.

         18.2. BENEFIT AND ASSIGNMENT. Subject to satisfaction of the condition set forth in Section 18.1 hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign this Agreement, in whole or in part, without the prior written consent of Cornerstone and the other party hereto, except that either party may assign its rights hereunder or under the Exchange Agreement without such consent to any person or entity that is controlling, controlled by or under common control with the named person or entity so long as such assignment does not impose any delay or loss of file number with respect to any of the FCC Applications.

         18.3. ACCESS TO CHANNEL 40. Between the date of this Agreement and the Closing Date, QED shall use its best efforts to insure that Cornerstone provides Buyer with the rights of access to the Channel 40 Assets set forth in
Section 8.8 of the Exchange Agreement.

         18.4. CONFIDENTIALITY. Except for QED's notification obligation to Cornerstone pursuant to Section 9.2 of the Exchange Agreement, Buyer and QED shall each keep confidential all information obtained by it with respect to the other in connection with this Agreement, and if the transactions contemplated hereby are not consummated for any reason, neither shall at any time utilize, directly or indirectly, or disclose to any person any such information, and each shall return to the other, without retaining a copy thereof, any schedules, documents or other written information, including all financial information, obtained from the other in connection with this Agreement and the transactions contemplated hereby, except where such information is known or available through other lawful sources or where such party is advised by counsel that its disclosure is required in accordance with applicable law. Except as required by the FCC in connection with the filing of the FCC Applications, or by any other agency, court, or other authority with jurisdiction over the transactions proposed herein, or by any statute, law, rule or regulation applicable to the parties or the transactions proposed herein, including disclosure requirements under securities laws and regulations and rules of securities markets, there shall be no public announcement relating to this Agreement or the transactions proposed herein without the prior consent of Buyer, QED and Cornerstone.

         18.5. ENTIRE AGREEMENT; NO IMPLIED WAIVER. This Agreement and the Exchange Agreement and the exhibits hereto and thereto embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein. No amendment, waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought. No waiver of compliance with any provision or condition hereof shall constitute a waiver of any other provision or condition, or create an obligation to continue any prior waiver in effect.

         18.6. HEADINGS. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

         18.7. GOVERNING LAW. The construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without regard to its principles of conflict of law.

         18.8. NOTICES. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing, addressed to the following addresses, or to such other address as any party may request in writing, with a required copy to Cornerstone at the addresses set forth in the Exchange Agreement.

If to QED:

         George L. Miles, Jr.
         Chief Executive Officer
         WQED Pittsburgh
         4802 Fifth Avenue
         Pittsburgh, PA  15213

With a copy, which shall not constitute notice,  to:

         Leventhal, Senter & Lerman
         2000 K Street, N.W.
         Suite 600
         Washington, D.C.  20006
         Attention:  Steven A. Lerman, Esq.

If to Buyer:

         Lowell W. Paxson
         Paxson Communications Corporation
         601 Clearwater Park Road
         West Palm Beach, FL 33401

With a copy, which shall not constitute notice, to:

         John R. Feore, Jr., Esq.
         Dow, Lohnes & Albertson, PLLC
         Suite 800
         1200 New Hampshire Avenue, N.W.
         Washington, DC 20036

Any such notice, demand or request shall be deemed to have been duly delivered and received (i) on the date of personal delivery, or (ii) on the date of receipt, if mailed by registered or certified mail, postage prepaid and return receipt requested, or (iii) on the date of a signed receipt, if sent by an overnight delivery service, but only if sent in the same manner to all persons entitled to receive notice or a copy.

         18.9. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

         18.10. FURTHER ASSURANCES. The parties shall take any actions and execute any other documents that may be reasonably necessary or desirable to the implementation and consummation of this Agreement.

             [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

ATTEST                                     WQED PITTSBURGH


    /s/                                           /s/ George L. Miles, Jr.
By: ____________________________           By:  _______________________________
                                                  Name:  George L. Miles, Jr.
                                                  Title: President and Chief
                                                         Executive Officer


ATTEST                                     PAXSON COMMUNICATIONS OF
                                            PITTSBURGH-40, INC.


    /s/                                           /s/ Lowell W. Paxson
By: ____________________________           By:  _______________________________
                                                  Name:  Lowell W. Paxson
                                                  Title: Chairman